Exhibit 10.54

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of the 9th day of March, 2016 by and between Hudson Technologies, Inc., PO Box 1541, One Blue Hhill Plaza, Pearl River, New York 10965, Hudson Technologies of Tennessee, dba Hudson Technologies Company, PO Box 1541, One Blue Hhill Plaza, Pearl River, New York 10965 (hereinafter Hudson Technologies, Inc. and Hudson Technologies of Tennessee, dba Hudson Technologies Company are collectively referred to herein as "Hudson") and Kevin J. Zugibe, residing at PO Box 754, Pearl River, New York 10965 ("Executive").

WHEREAS, the Executive is a named executive officer of Hudson and currently holds the title of Chief Executive Officer and Chairman of Hudson; and

WHEREAS, the Hudson Technologies of Tennessee, dba Hudson Technologies Company is a separate, wholly owned subsidiary of Hudson Technologies, Inc. and is made a party to this agreement for the purpose of implementing the terms of this agreement; and

WHEREAS, the Executive and Hudson previously entered into an Amended and Restated Employment Agreement, made as of October 10, 2006 (the "October 2006 Agreement"), as amended by Addendum to Employment Agreement, made as of December 30, 2008 (the "Addendum") (hereinafter the October 2006 Agreement and the Addendum are collectively referred to as the "Employment Agreement"); and

WHEREAS, Hudson and the Executive acknowledge that the Executive is one of the founders of Hudson and is a key Executive of Hudson, and that the Executive's talents, knowledge and services to Hudson are of a special, unique, and extraordinary character and are of particular and peculiar benefit and importance to Hudson; and

WHEREAS, Hudson and the Executive acknowledge that, because the Executive's duties and responsibilities will bring the Executive into contact with Hudson's confidential information, Hudson must ensure that its valuable confidential information, as well as its customer relationships, are protected and can be entrusted to the Executive; and

WHEREAS, Hudson desires to ensure that it will receive the continued dedication, loyalty and service of, and the availability of objective advice and counsel, from the Executive , as well as assurances that the Executive will continue to devote his best efforts to his employment with Hudson and that he will not solicit other executives or employees of Hudson; and

WHEREAS, Hudson and the Executive desire to amend and restate the Employment Agreement on the terms contained herein.

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NOW, THEREFORE, in consideration of the continuation of the employment by Hudson of the Executive and the mutual covenants and conditions contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed that the Employment Agreement is hereby amended and supplemented as follows:

1.           AMENDMENT AND RESTATEMENT: This agreement hereby amends, restates and supercedes in its entirety the Employment Agreement and each and every provision contained therein.

2.           EMPLOYMENT: Hudson agrees to employ Executive in an executive capacity, and Executive accepts employment upon the terms and conditions set forth herein. Executive expressly acknowledges that he was advised that a condition to Executive's entering into this agreement was the Executive's agreement to restrictions regarding Confidential Information, Intellectual Property, Non-Solicitation of Executives, and Covenants Not To Compete (all as set out in more detail below), and that the additional rights and benefits contained herein constitute new and adequate consideration for this Agreement. Executive understands that, subject to the provisions contained herein, from time to time he may be promoted, reassigned, or given different job titles and responsibilities at the sole discretion of Hudson, and that unless and until such time as a new agreement or amendment to this agreement is executed in writing by Hudson and Executive, this Agreement shall remain binding upon Executive regardless of the job title or position held by Executive.

3.           TERM: Subject to the provisions for termination as provided herein, the term of this agreement shall be two (2) years. This agreement shall be automatically renewed for successive two (2) year terms unless either party gives notice of its intention not to renew no less than ninety (90) days prior to the expiration of the existing term.

4.           COMPENSATION: As compensation for the services to be rendered by Executive, Hudson agrees to provide Executive with a base salary at the annual rate of Three Hundred Eighty Thousand, Three Hundred and 00/100 ($384,000.00) dollars. The Board of Compensation Committee shall meet at least annually for the purpose of determining Executive's annual base salary based upon the apparent value of his services. The payment of the above amounts shall constitute full satisfaction and discharge of Hudson's obligations under this agreement, but are without prejudice to Executive's rights under any Executive bonus or benefit plan heretofore or hereafter provided by Hudson.

Hudson may, but shall not be obligated to, pay to the Executive, in addition to his base salary, a cash bonus. Payment of any such bonus, and the amount of any such bonus shall be at the sole discretion of the Board of Directors.

5.           DUTIES: Executive shall serve as Chief Executive Officer of Hudson, and shall assume such other duties as the Board of Directors may assign. The services to be performed by the Executive may be extended or curtailed from time to time at the direction of the board of directors.

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Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this agreement, to the reasonable satisfaction of Hudson. Such duties shall be rendered at Hudson's headquarters currently located at Pearl River, New York and, except as otherwise provided herein, at such other place or places within or without the State of New York as Hudson shall in good faith require or as the interest, needs, business, or opportunities of Hudson shall require.

Executive shall devote full, normal and regular business time, attention, knowledge and skill to the business and interest of Hudson, and Hudson shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Executive performed for Hudson. Executive agrees that while Executive is employed by Hudson, Executive shall not directly or indirectly in any capacity engage in any business other than Hudson’s Business without Hudson’s prior written consent, which consent will not be unreasonably withheld provided that such other business is (a) unrelated to the Business of Hudson, (b) will in no way interfere with the performance of Executive’s duties to Hudson, (c) will not utilize Confidential Information or Intellectual Property of Hudson or of any Client of Hudson, (d) will be conducted at times other than when Executive is required to work for Hudson, and at places other than Hudson’s business locations or those of Hudson’s customers, and (e) will not involve Hudson, other Executives of Hudson, any Client of Hudson, or any supplier of Hudson, in the conduct or the financing of Executive’s business, or as customers, suppliers, investors, partners, joint venturers, or otherwise. Under no circumstances shall Executive render any services that are competitive with any of Hudson’s business, or that are for any other person, corporation or other entity that is engaged in any business competitive with or in the same business as any of Hudson’s business. Notwithstanding the foregoing, Executive shall have the right to make investments in businesses which in engage in activities other than those engaged in by Hudson or its subsidiaries.

6.           EXPENSES: Executive is authorized to incur reasonable expenses on behalf of Hudson in performing his duties, including expenses for general administration of Hudson's office, travel, transportation, entertainment, gifts and similar items, which expenses shall be paid, or reimbursed to Executive, by Hudson, provided that the Executive furnishes to Hudson appropriate supporting documentation of such expenses. In addition Hudson will reimburse the Executive for all professional fees and expenses for professional organizations and continued education reasonably incurred by the Executive and reasonably related to the continued performance of his duties.

7.           VACATIONS: Executive shall be entitled the number of paid vacation, sick days, personal days and holidays as are specified, established and set forth in Hudson's standard policies, provided, however, that Executive shall be entitled each calendar year to a vacation of no less than twenty (20) weekdays, no two of which need be consecutive. Hudson shall not be required to compensate Executive for vacation days, sick days or personal days not taken by the Executive in any given year, and the Executive cannot accrue and accumulate unused vacation days, sick days or personal days in subsequent years.

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8.           TERMINATION: The following payments and benefits (hereinafter "Severance Benefits") will be provided to the Executive by Hudson in the event of a Termination of Employment (as hereinafter defined) of the Executive:

A.           Executive will continue to receive his annual base salary, based upon his annual base salary as of the date of his Termination of Employment (as hereinafter defined), for a period of twenty-four (24) months (the "Severance Period"), with payroll to be made every two weeks, or at such other frequency based upon Hudson’s normal payroll practice. Hudson shall deduct from Executive's continuing payroll all normal tax withholdings and deductions which Hudson is required by law to make. The initial payment shall be made within the forty-five (45) day period following the Executive’s Termination of Employment and the Executive shall have no right to designate the taxable year of payment.

B.           Executive will also receive an amount equal to 100% of the highest bonus earned by the Executive in any calendar year within the three (3) calendar years immediately preceeding the date of Termination of Employment (the “Bonus”), which amount shall be paid to Executive in equal payments throughout the Severance Period made every two weeks, or at such other frequency based upon Hudson’s normal payroll practice. Hudson shall deduct from this bonus payment all normal tax withholdings and deductions which Hudson is required by law to make. The initial payment shall be made within the forty-five (45) day period following the Executive’s Termination of Employment and the Executive shall have no right to designate the taxable year of payment.

C.           Within the forty-five (45) day period following the Executive’s Termination of Employment, Hudson will pay to the Executive a lump sum payment for the Executive's unused vacation for the year in which the Termination of Employment occurs, equal to the number of prorata unused vacation days on the date of Termination of Employment, as determined in accordance with Hudson's standard vacation policy, multiplied by the Executive's daily base salary on the date of Termination of Employment. Hudson shall deduct from this payment all normal tax withholdings and deductions which Hudson is required by law to make. The Executive shall have no right to designate the taxable year of payment.

D.           The Executive's participation in life, health and dental insurance, disability insurance, and any other benefits (the "Benefits") provided by Hudson to the Executive as of the date of the Termination of Employment shall be continued, or essentially equivalent benefits provided by Hudson, for the entire Severance Period or until otherwise terminated by the Executive, on the same terms, conditions and costs as if the Executive continued in the employ of Hudson. To the extent Benefits include health and dental insurance, such Benefits shall be provided as COBRA continuation coverage, and not in addition to COBRA. Notwithstanding the foregoing, to the extent Benefit coverages provided to the Executive under this Section are taxable to the Executive, Hudson’s obligation hereunder shall not exceed the applicable dollar amount under Section 402(g)(1) (B) of the Internal Revenue Code of 1986, as amended determined as of the year in which the Executive’s “Separation of Service” occurs which is exempt under Treasury Reg. Section 1.409A-1(b)(9)(v)(D) (Limited Payment).

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E.           All stock options, stock appreciation rights, and any similar rights which the Executive holds on the date of Termination of Employment shall become fully vested and be exerciseable on the date of Termination of Employment, and shall remain exerciseable following the Termination of Employment until (i) expiration of the Severance Period, (ii) termination of Severance Benefits pursuant to paragraph "10" below, or (iii) expiration of the original term of the stock option, stock appreciation right or similar right, whichever first occurs. No extension of an exercise period under this Agreement shall extend to a date that would cause such stock option, stock appreciation right or similar right to be subject to Code Section 409A.

F.           On the Executive’s last day of employment, Hudson will execute and deliver all documents necessary to assign to Executive ownership of any and all “Key Man” or other life insurance policies insuring the life of the Executive then in place and owned by Hudson (including, without limitation, the right to designate beneficiaries, terminate the policy and/or receive the full cash surrender value).

G.           For purposes of this agreement, the following definitions will apply:

(i)          A "Termination of Employment" shall take place in the event that the Executive's employment is terminated (a) by Hudson without Cause (as hereinafter defined) or (b) by the Executive following an event constituting Good Reason (as hereinafter defined).

(ii)         "Cause" shall exist if the act(s) or conduct of the Executive make it unreasonable to require Hudson to continue to retain Executive in its employment, such as, but not limited to, (a) the Executive's willful and continued refusal to perform, or the Executive's willful and continued neglect of, the substantive duties of his position, (b) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, (c) material nonconformance with Hudson's standard business practices and policies, including but not limited to violation of Hudson's Code of Business Conduct and Ethics or Hudson's Substance Abuse Policy, (d) any act or omission by the Executive which has a material adverse affect upon the financial condition or business reputation of Hudson, (e) the Executive's conviction of a felony, or any crime involving moral turpitude, dishonesty or theft, under the laws of the United States or any state thereof or any other jurisdiction in which Hudson conducts business, (f) breach of the provisions of paragraphs "11" or "12" of this agreement, (g) the resignation of Executive other than pursuant to the occurrence of an event constituting Good Reason (as hereinafter defined).

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(iii)        "Good Reason" shall mean the occurrence of any of the following: (a) at any time within a twenty-four (24) month period two individuals are elected to Hudson’s Board of Directors whose nominations were not approved by the then sitting members of the Board of Directors; (b) the Executive is assigned any duties or responsibilities, without his consent, that are materially inconsistent with his position, duties, responsibilities or status, (c) Hudson requires the Executive, without his consent, to be based at a location which is more than fifty (50) miles from Hudson's corporate headquarters, currently located at One Blue Hill Plaza, Pearl River, New York 10965, (d) except as provided in paragraph “8.J.” below, the Executive's annual base salary is reduced, except to the extent that the annual base salaries of all Executive Officers (as defined below) are reduced due to the adverse financial condition of Hudson and further providing that the Executive's annual base salary may not be reduced to a level that is less than ninety (90%) percent of the Executive's annual base salary for the calendar year immediately prior to the Termination of Employment, (e) the Executive's benefits are reduced and such reduction results in a material reduction in the Executive’s total compensation, except to the extent that such reductions are made by Hudson on a company-wide basis and affect all Executive Officers that participate in such benefits, (f) except as provided in paragraph “8.J.” below, the Executive experiences in any year a reduction in bonus compensation or other incentive compensation, or a reduction in the ratio of the Executive's incentive compensation, bonus or other such payments to his base compensation, or a reduction in the method of calculation of the Executive's incentive compensation, bonus or other such payments if these benefits or payments are calculated other than as a percentage of base salary, except to the extent such reduction applies equally or proportionally, as the case may be, to all Executive Officers of Hudson. Good Reason shall not be deemed to exist unless the Executive’s Termination of Employment for Good Reason occurs within ninety (90) days following the initial existence of one of the foregoing conditions, the Executive provides Hudson with written notice of the existence of such condition(s) within thirty (30) days after the initial existence of the condition(s), and Hudson fails to remedy the condition within thirty (30) days after its receipt of such notice. An isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Hudson within ten (10) days after Hudson's receipt of notice thereof given by the Executive shall not constitute Good Reason.

(iv)        "Executive Officer(s) shall mean the following: Hudson’s Chief Executige Officer (currrently Kevin J. Zugibe); Hudson’s President and/or Chief Operating Officer (currently Executive); Hudson’s Chief Financial Officer (currently James R. Buscemi); Hudson’s Vice President Sales (currently Charles F. Harkins); Hudson’s Vice President Legal & Regulatory (currently Stephen P. Mandracchia); and any other current or future officer of Hudson Technologies, Inc. that is subject to Section 16(a) of the Securities Exchange Act of 1934.

H.           Hudson's obligation to pay the compensation and to make the arrangements provided in this paragraph "8" shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment or other right which Hudson may have against the Executive or anyone else; provided, however, that as a condition to payment of amounts under this paragraph "8", within thirty (30) days of the Executive’s Termination of Employment, the Executive shall have (i) executed and not revoked a general release and waiver, in form and substance reasonably satisfactory to Hudson and the Executive, of all claims relating to the Executive's employment by Hudson and the termination of such employment, including, without limitation, discrimination claims (including without limitation age discrimination), employment-related tort claims, contract claims and claims under this Agreement (other than claims with respect to benefits under any tax-qualified retirement plans or continuation of coverage or benefits solely as required under ERISA), and (ii) executed an agreement expressly acknowledging and reaffirming the covenants and restrictions contained in paragraphs "11" and "12" below, and the remedies available to Hudson under paragraph "13" below.

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I.           All amounts payable by Hudson pursuant to this paragraph "8" shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made pursuant to this paragraph "8" and, except as provided in paragraph "13" below, the obtaining of any other employment shall not result in a reduction of Hudson's obligation to make the payments, benefits and arrangements required to be made under this paragraph "8".

J.           Executive expressly acknowledges that the following shall not constitute "Good Reason" for purposes of this paragraph "8":

(i)          Establishing a new or different bonus or incentive compensation plan(s) in any subsequent year based upon new or different criteria for calculating theapplicability of, and the amount of any bonus or incentive compensation award due to the Executive, provided that any new or different bonus or incentive compensation plan, and any award under said plan, applies equally or proportionally, as the case may be, to all Executive Officers; except that Hudson may establish separate performance criteria and payment amounts for awards under such plan for each Named Executive that are reasonably achievable and reasonably related to such Executive's normal duties and responsibilities;

(ii)         A reduction of the Executive's bonus compensation or other incentive compensation that (a) results from Hudson operating at a level of performance below Hudson's Budget, (b) results from the Executive's failure or inability to attain, in whole or in part, any or all of the performance criteria established for the Executive under the said plan, (c) results from application of the terms of such bonus or incentive compensation plan, or (d) is based upon the Executive's performance, or non-performance, of his normal duties and responsibilities during the period covered by the bonus or incentive compensation plan including, without limition, due to the Executive's Disability (as defined herein);

(iii)        A reduction of the Executive's annual base salary based upon the Executive's performance, or non-performance, of his normal duties and responsibilities, provided that the Executive's annual base salary may not be reduced to a level that is less than ninety (90%) percent of the Executive's annual base salary for the calendar year immediately prior to the Termination of Employment;

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(iv)        A reduction in the Executive's annual base salary pursuant to the provisions of paragraph "10" below.

9.           TERMINATION FOR CAUSE: Hudson may at any time terminate the employment of the Executive for Cause (as defined in paragraph "8" above) upon five (5) days prior written notice to Executive. If Executive is terminated for cause, he shall be entitled to no Severance Benefits and shall be entitled to no bonus payment that might otherwise be owed to him even if he worked for the entire year. In the event of termination under this section, Hudson shall pay Executive all amounts which are then accrued but unpaid, including unpaid vacation as determined in accordance with Hudson's standard vacation policy, within thirty (30) days after the date of notice. Hudson shall have no further or additional liability to Executive.

10.         DISABILITY: A. If Executive is unable to perform his services by reason of illness, injury or incapacity (hereinafter "Disabled" or "Disability"), he will continue to receive his base salary and all benefits for a period of eight (8) weeks after the commencement of the Disability. If Executive is unable to perform his services by reason of his Disability for a period of more than eight (8) consecutive weeks, the Executive's annual base salary during the continued period of Disability shall be reduced by twenty-five (25%) percent. Executive's full compensation shall be reinstated upon his return to employment and the discharge of his full duties. Hudson shall have the right to reduce the amount paid to the Executive pursuant to this paragraph "10" by an amount equal to any disability payments or benefits actually received by Executive under or pursuant to any disability program or supplemental disability insurance plan(s) provided by Hudson at Hudson's expense.

B.           Notwithstanding the foregoing, Hudson may terminate the employment of Executive at any time after Executive has been Disabled for a continuous period of more than 120 calendar days. Termination of the Executive after the said 120 calendar period shall not be deemed a Termination for Cause (as defined in paragraph "8" above") and shall entitle the Executive to receive the payments and benefits provided by Paragraph "8" upon Termination of Employment, except that, for purposes of such payments and benefits, the Severance Period shall be deemed to commence the date of the commencement of the Executive's Disability.

11.         CONFIDENTIALITY:

A.           Employee expressly acknowledges and agrees as follows:

(i)          Hudson expends a significant amount of funds annually on researching and developing solutions and proprietary techniques related to the products and services it offers or is seeking to offer, and has developed substantial confidential, proprietary, and trade secret information, and this confidential, proprietary, and trade secret information, if misused, disclosed, misappropriated or used by others, would result in irreparable harm to Hudson.

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(ii)         Hudson’s Confidential Information (as hereinafter defined) constitutes valuable commercial assets of Hudson and is not readily available to the general public or by any persons not employed by or otherwise not associated in a position of trust with Hudson. Hudson keeps its Confidential Information confidential (other than to the extent filings are required for patents) by, among other things, restricting access to only those who need the information to perform their Hudson job function and prohibiting the use or disclosure of Confidential Information to anyone not authorized to receive or use the Confidential Information.

(iii)        Employee’s position with Hudson will continue to provide Employee with access to or knowledge of Hudson’s Confidential Information.

(iv)        Hudson’s Confidential Information will become known to Employee only as a result of his/her employment with Hudson. To the extent that Employee was previously engaged, on his own or with others, in a business that provided the same or similar services as those provided by Hudson, Employee further acknowledges that such prior business knowledge and experience, and any familiarity with entities that are actual or potential customers for the business, shall not permit or allow Employee to contend that Hudson’s Confidential Information is not confidential or should not be protected from use or misappropriation.

B.           In light of the foregoing, Employee acknowledges and agrees as follows:

(i)          All Confidential Information is the property of Hudson, and Employee shall not, without the express written consent of Hudson, directly or indirectly use, disseminate, disclose, or in any way reveal, either during Employee’s employment or at any time thereafter, all or any part of the Confidential Information, other than for the purposes authorized by Hudson, or only for the benefit of Hudson.

(ii)         Hudson shall be the sole owner of, and Employee hereby assigns to Hudson, any and all property rights to all Intellectual Property (as hereinafter defined) made, conceived, originated, devised, discovered, invented, or developed before, during or after the term of Employee’s employment with Hudson, whether or not Employee was involved either alone or with others, if it was in whole or in part developed during the course of Employee’s employment or by Employee’s use of any property of Hudson. This ownership provision does not apply to creations of the Employee which are made in the Employee’s own time, without the use of any Hudson resources, and which do not relate in any way to Hudson’s business. Employee agrees to cooperate fully and assist Hudson or its designee in the performance of any lawful acts that Hudson at its discretion deems necessary, and to execute and deliver without charge any documents reasonably required by Hudson, to secure any patent, copyright, trademark, and other protection for Intellectual Property and improvements thereon, and to assign to and vest in Hudson the entire interest therein in the United States and all foreign countries.

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(iii)        Upon request by Hudson at any time, or upon termination from employment with Hudson, whichever is sooner, Employee shall immediately deliver to Hudson any and all information and property of Hudson in whatever form it exists, including but not limited to all Confidential Information and all copies thereof or materials containing or derived from Confidential Information.

C.           As used in this Agreement, “Confidential Information” means all information not publicly available (but including information that is publicly available as a result of a breach by Employee of paragraphs “11” and “12”) and not generally known or used by Hudson’s competitors, or in the industry, and which could be harmful to Hudson if disclosed to persons outside of Hudson and which includes, but is not limited to:

(i)          Intellectual Property (as hereinafter defined);

(ii) Technical information, such as, but not limited to: Hudson’s plant organization and designs; product formulation, manufacturing, performance and processing data; and research and development results and plans;

(iii)        Product information, such as, but not limited to: non-public details of Hudson’s products and services, including, but not limited to, its existing refrigerant, decontamination, reclamation and recovery products and services, as well as those being developed; specialized equipment and training; product plans, drawings and specifications; and performance capabilities, strengths and weaknesses;

(iv)        Strategic information, such as, but not limited to: Hudson’s material costs; supplier and vendor information; overhead costs; pricing; profit margins; banking and financing information; and market penetration initiatives and strategies;

(v)         Organizational information, such as, but not limited to: Hudson’s personnel and salary data; information concerning the utilization of facilities; merger, acquisition and expansion information; and equipment utilization information; Hudson manuals, policies and procedures;

(vi)        Marketing and sales information, such as, but not limited to: Hudson’s licensing, marketing and sales techniques and data; customer lists; customer data, such as, but not limited to, their personnel, project, financial and account status, individual needs, historical purchases, contact information; product development and delivery schedules; market research and forecasts; and marketing and advertising plans, techniques and budgets; and

(vii)       Advertising information, such as, but not limited to: Hudson’s overall marketing policies; the specific advertising programs and strategies utilized by Hudson; and the success or lack of success of those programs and strategies.

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“Confidential Information” does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Employee’s direct or indirect act or omission. “Confidential Information” also does not include information regarding Employee’s own pay and benefits, information as to the terms and conditions of employment, or information that is deemed not confidential under Section 7 of the National Labor Relations Act. Nothing in this Agreement should be construed as restricting the Employee’s right to engage in legally protected activities under applicable law, including participating in investigations conducted by any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

D.           As used in this Agreement, “Intellectual Property” means all information concerning the evaluation, design, engineering, construction, marketing, and sales of the products and services provided by Hudson and which includes, but is not limited to: any and all patents, patents pending; trademarks, copyrights, and any and all applications for same issued to and/or applied for by Hudson; any and all technological (including software), educational, operational, and financial innovations, discoveries, inventions, designs, and formulae; tests; performance data; process or production methods; improvements to all such property; and all recorded material defining, describing, illustrating, or documenting in any fashion, all such property, whether written or not and whether stored in plain, code or other form; without regard to whether such property is patentable, copyrightable, or subject to trade/service mark protection, and without regard to whether a patent, copyright, or trademark or service mark has been sought or obtained.

12.         NON-COMPETITION / NON-SOLICITATION:

A.           Employee expressly acknowledges and agrees as follows:

(i)          Hudson compensates its employees, among other things, to develop and to pursue, on Hudson’s behalf, good relationships and goodwill with all customers and potential customers, whether developed by Employee or others within the Hudson organization;

(ii)         Employee will be exposed to, acquire and develop knowledge of Confidential Information including, without limitation, Confidential Information related to Hudson’s customers, operations, and its suppliers;

(iii)        Employee is able to be gainfully employed by other employers in a variety of other industries and businesses that are engaged in businesses that do not involve and are not competitive with any part of Hudson’s business.

B.           In light of the foregoing, Employee agrees, that while Employee is employed by Hudson, and continuing until the expiration of the Covenant Period (as hereinafter defined):

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(i)          Employee shall not, within the Restricted Territory (as hereinafter defined), compete with Hudson, directly or indirectly, whether for Employee’s own behalf or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business entity, whether for profit or not-for-profit, by being employed by, participating in, or otherwise being materially connected in the conduct of any business activity that involves providing products or services that are like or similar to, or competitive with, or would replace or be a substitute for, any one or more of the products and services provided by Hudson (hereinafter “Competitive Products”) if such employment, participation, or connection involves (a) ,responsibilities similar to responsibilities Employee had or performed for Hudson at any time during the last eighteen (18) months of Employee’s employment with Hudson; (b) supervision of employees or other personnel in the provision of Competitive Products; (c) development or implementation of strategies or methodologies related to the provision of Competitive Products; (d) marketing or sale of Competitive Products; or (e) responsibilities in which Employee would utilize or disclose Confidential Information.

(ii)         Employee shall not compete with Hudson, directly or indirectly, whether for Employee’s own behalf or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business entity, whether for profit or not-for-profit, by calling upon, contacting, diverting, soliciting, or doing business for or with, any “Client” of Hudson (as hereinafter defined) for the purpose of offering or providing any Competitive Product.

(iii)        Employee shall not directly or indirectly, without the prior written consent of Hudson, (a) induce, solicit, entice, or encourage any officer, director, employee or other individual to leave his or her employment with Hudson, (b) induce, solicit, entice, or encourage any officer, director, employee or other individual to compete in any way with the products and services of Hudson, or to violate the terms of any employment, non-competition, confidentiality or similar agreement with Hudson; or (c) employ, offer to employ, contract with, offer to contract with, or do business with any officer, director, employee or other individual who is employed by Hudson.

C.           For purposes of this paragraph “12”, the Covenant Period shall be twenty-four (24) months after the Employee’s last day of employment with Hudson, regardless of the reason underlying the termination of Employee’s employment.

D.           Employee acknowledges that many of Hudson’s services are remedial in nature and, as such, its customers may utilize Hudson’s services on an infrequent basis over an extended period of time, or following a protracted sales effort over an extended period of time. Employee also acknowledges that because of his position, he will likely have knowledge of Hudson’s customers through access to Confidential Information, whether or not located within the Restricted Territory (hereinafter defined). Accordingly, for purposes of this paragraph “12”, the term “Client” shall mean (a) any customer or potential customer of Hudson upon whom Employee, during the last eighteen (18) months of Employee’s employment with Hudson, called upon or with whom Employee had any contact, or as to whom Employee was involved in regard to planning, marketing, conducting, or overseeing an offer to sell products or perform services; (b) any customer as to whom Employee assisted in selling products or in providing services, or as to whom Employee was involved in regard to planning, marketing, conducting, or overseeing the offer to sell products or to perform services if the customer received any products or services from Hudson during the last eighteen (18) months of Employee’s employment with Hudson; (c) any potential customer of Hudson whose identity employee learned during the eighteen (18) months of Employee’s employment with Hudson or learned from Confidential Information at any time; or (f) any customer for whom Hudson has provided products or services to at any time during the thirty-six (36) months preceding the last day of the Employee’s employment with Hudson and whose identity as a Hudson customer Employee learned from Confidential Information at any time.

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E.           The Employee acknowledges that the nature of Hudson’s business is such that provides its products and services to customers throughout the United States of America and Puerto Rico. Accordingly, the “Restricted Territory” includes each and every state of the United States of America (including the District of Columbia) and Puerto Rico.

F.           In order to assure Hudson of the full twenty-four (24) months of the covenant period within which to protect its goodwill and to prevent Employee from unfairly benefiting by violations of this paragraph “12”, the provisions and requirements of this paragraph “12” shall be extended for a period of time beyond the Covenant Period equal in length to the total length of time during which Employee is in violation of any one or more provisions of this Section.

G.           In the event it is determined by a Court of competent jurisdiction that any provision or portion of a provision of this paragraph “12” is not enforceable under the law governing this Agreement, the unenforceable provision or portion thereof may be stricken, and the remainder of the provision and of this paragraph “12” shall be valid and fully enforceable, in all respects, as if the provision or portion of a provision deemed unenforceable had never been a part of the Agreement. Further, if any provision of this Agreement is found to be overbroad or unenforceable, the court or any other authority with competent jurisdiction is expressly authorized to conform the provision to the extent necessary to remedy any deficiency and render it valid and enforceable.

13.         REMEDIES:

A.           In the event that Executive breaches any term or provision of paragraphs "11" or "12" of this Agreement, Hudson shall be immediately, permanently and irreparably damaged and shall be entitled, in addition to, and without limiting Hudson's right to, any and all other legal and equitable remedies and damages, (i) to a temporary restraining order ex parte, to a preliminary injunction, and to a permanent injunction, to restrain Executive’s actions or the actions of others acting on Executive’s behalf, (ii) to terminate all future Severance Benefits through the remainder of the Severance Period, and (iii) to recover from the Executive all Severance Benefits actually paid to the Executive, including any costs or expenses actually incurred by Hudson in providing such Severance Benefits. Executive agrees that Executive will not be damaged by enforcement of this covenant as Executive can obtain many other types of gainful employment without violating the provisions of paragraphs "11" or "12", so that no bond shall be required, and if the Court requires a bond to be posted, it shall not exceed $500.00.

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B.           All of Executive's covenants and obligations under paragraphs "11" and "12" of this Agreement shall survive, and shall remain enforceable, for so long as Executive is employed and after termination of employment for any reason, and shall survive despite future promotions, raises, changes in position or compensation, demotions, and the execution of new agreements with Hudson, and shall inure to the benefit of Hudson’s successors and assigns, unless Hudson executes in writing an agreement expressly terminating the covenants of paragraphs "11" and "12".

C.           Hudson and Executive shall each bear and be responsible for their own attorneys' fees, expenses and disbursements incurred in any litigation brought by either party to enforce or interpret any provision contained in paragraphs "11" or "12" of this Agreement.

14.         NOTICES: All notices required or permitted to be given under this agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, to the Executive at his residence, and to Hudson at its principal office located at PO Box 1541, One Blue Hill Plaza, Pearl River, New York 10965, attention President, or at such other address as any party specifies by giving proper notice.

15.         SUCCESSORS AND ASSIGNS: This agreement shall be binding upon and shall inure to the benefit of the Exective and his estate. Neither this Agreement nor any rights hereunder shall be assignable by the Executive.

This Agreement shall be freely assignable by Hudson to, and shall inure to the benefit of, and be binding upon, any successor corporation or affiliate of a successor corporation, and all references in this agreement to Hudson shall include its subsidiaries and affiliates and any successors, affiliates of successors or assigns of Hudson. As used herein, the term "successor" shall mean any person, firm, corporation or business entity or affiliate therof which at any time, whether by merger, purchase or otherwise, directly or indirectly acquires all or substantially all of the assets or the business of Hudson, including any entity that shall be the surviving corporation in a merger with Hudson.

16.         INDEMNIFICATION: In the event that any litigation shall be brought to enforce or interpret any provision contained in paragraphs "8", "9", or "10" of this Agreement, then, provided that the Executive prevails to any extent, Hudson or any successor corporation shall reimburse or indemnify the Executive for the Executive's reasonable attorneys' fees, expenses and disbursements incurred in such litigation, including the costs of enforcement.

17.         CHOICE OF LAW: This agreement shall be governed by and construed in accordance with the laws of the State of New York.

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18.         ENTIRE AGREEMENT: This agreement contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

19.         WAIVER: The waiver of any breach of any provision of this agreement by either party shall not operate or be construed as a subsequent waiver by either party of any term or condition of this agreement.

20.         HEADINGS: The headings in this agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this agreement.

21.         SEVERABILITY: The parties intend and agree that each covenant and condition contained in this agreement shall be a separate and distinct covenant. If any provision of this agreement is found to be invalid, illegal, or unenforceable, the remaining provisions shall not be affected.

IN WITNESS THEREOF, the parties have executed this agreement as of the date written above.

Hudson Technologies, Inc.

By:	/s/ Brian F. Coleman

Hudson Technologies of Tennessee dba Hudson Technologies Company

By:	/s/ Brian F. Coleman

/s/ Kevin J. Zugibe
Kevin J. Zugibe

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